Exhibit 99.1

COGNIZANT REPORTS THIRD QUARTER 2020 RESULTS

TEANECK, N.J., October 28, 2020 - Cognizant (Nasdaq: CTSH), one of the world’s leading professional services companies, today announced its third quarter 2020 financial results.

•Revenue of $4.2 billion, down 0.1% (0.7% in constant currency1) including a negative 130 basis points impact from the exit of certain content services

•GAAP operating margin was 14.2% vs. 15.7% in the prior year period while GAAP diluted EPS was $0.64, including a negative one-time tax impact2 of $0.26 per share, vs. $0.90 in the prior year period

•Adjusted Operating Margin1 was 15.9% vs.17.3% in the prior year period while Adjusted Diluted EPS1 was $0.97 vs. $1.08 in the prior year period

•Year-to-date bookings1 increased 15%

•Year-to-date cash flow from operations of $2.4 billion and free cash flow1 of $2.1 billion

•Since the beginning of Q3 through October 27th, returned to shareholders over $700 million through share repurchases and $120 million in dividends

•FY2020 revenue expected to be at the high end of the previously guided range at approximately $16.7 billion, or a decline of 0.4% in constant currency. Adjusted Diluted EPS3 in the range of $3.63 - $3.67, an increase from prior guidance of $3.48-3.58

“Against a challenging demand environment, we continued to strengthen our portfolio, execute our digital strategy and increase our competitiveness,” said Brian Humphries, Chief Executive Officer. “Clients are realizing they can distinguish themselves if they embrace disruption and transform. We are committed to making that easy for them.”

Third Quarter 2020 Performance by Business Segment

Financial Services (34.6% of revenues) revenue decreased 1.5% year-over-year, or 2.2% in constant currency, driven by declines in both banking and insurance. Growth in regional banks and capital markets in North America was offset by weakness in select global banking accounts and in Europe.

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1 Constant currency revenue growth, Adjusted Operating Margin, Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") and free cash flow are not measures of financial performance prepared in accordance with GAAP. Bookings is a performance metric utilized by management. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and, where applicable, reconciliations to the most directly comparable GAAP financial measures at the end of this release.
2 During the third quarter of 2020 we reversed our indefinite reinvestment assertion on Indian earnings accumulated in prior years and recorded $140 million in income tax expense. See “About Non-GAAP Financial Measures and Performance Metrics” at the end of this release for more information.
3A full reconciliation of Adjusted Diluted EPS guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items, net non-operating foreign currency exchange gains or losses and the tax effects of these adjustments. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.

Healthcare (29.0% of revenues) revenue grew 4.8% year-over-year, or 4.2% in constant currency, driven by life sciences. Growth in bio pharmaceutical clients and revenue from our acquisition of Zenith Technologies offset weakness in medical device clients. Within healthcare, performance among payer clients improved.

Products and Resources (21.9% of revenues) revenue decreased 4.0% year-over-year, or 4.6% in constant currency. The decline was driven by retail, consumer goods, travel and hospitality clients that     were particularly adversely affected by the pandemic, partially offset by double-digit constant currency growth in manufacturing, logistics, energy and utilities.

Communications, Media and Technology (14.5% of revenues) revenue increased 0.2% year-over-year, or a decline of 0.2% in constant currency. Growth within our communications and media clients was more than offset by a negative 920 basis point impact from our 2019 strategic decision to exit certain content-related services. Excluding that impact, Communications, Media and Technology grew approximately 9% in constant currency.

“Our cost discipline and strong year-to-date cash flow enabled continued investments in growth initiatives. We took further actions to increase our financial flexibility in support of our strategic priorities,” said Jan Siegmund, Chief Financial Officer. “Since the beginning of the third quarter, we returned over $800 million of capital to shareholders through share repurchases and dividends.”

Full Year 2020 Outlook
The Company is providing the following guidance:
•Full year 2020 revenue expected to be approximately $16.7 billion, or a decline on a constant currency basis of 0.4%. This assumes an estimated negative 10 basis points foreign exchange impact and a negative 110 basis points impact from the exit of certain content services
•Full year 2020 Adjusted Operating Margin4 expected to be approximately 15%
•Full year 2020 Adjusted Diluted EPS expected to be in the range of $3.63-3.67

Declaration of Quarterly Cash Dividend

The Company has declared a quarterly cash dividend of $0.22 per share on Cognizant Class A common stock for shareholders of record at the close of business on November 19, 2020. This dividend will be payable on November 30, 2020.

Conference Call
Cognizant will host a conference call on October 28, 2020, at 5:00 p.m. (Eastern) to discuss the Company’s third quarter 2020 results. To listen to the conference call, please dial (877) 810-9510 (domestically) or (201) 493-6778 (internationally) and provide the following conference passcode: “Cognizant Call.”

The conference call will also be available live on the Investor Relations section of the Cognizant website at http://investors.cognizant.com. An earnings supplement will also be available on the Cognizant website at the time of the conference call.

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4A full reconciliation of Adjusted Operating Margin guidance to the corresponding GAAP measure on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide reconciling information with respect to unusual items. See “About Non-GAAP Financial Measures and Performance Metrics” for more information and a partial reconciliation to the most directly comparable GAAP financial measure at the end of this release.

For those who cannot access the live broadcast, a replay will be available. To listen to the replay, please dial (877) 660-6853 (domestically) or (201) 612-7415 (internationally) and enter 13711475 from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, November 11, 2020. The replay will also be available at Cognizant’s website www.cognizant.com for 60 days following the call.

About Cognizant
Cognizant (Nasdaq-100: CTSH) is one of the world’s leading professional services companies, transforming clients’ business, operating and technology models for the digital era. Our unique industry-based, consultative approach helps clients envision, build and run more innovative and efficient businesses. Headquartered in the U.S., Cognizant is ranked 193 on the Fortune 500 and is consistently listed among the most admired companies in the world. Learn how Cognizant helps clients lead with digital at www.cognizant.com or follow us @Cognizant.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. These statements include, but are not limited to, express or implied forward-looking statements relating to our expectations regarding the impact of the COVID-19 pandemic on our business, opportunities in the marketplace, our cost structure, investment in and growth of our business, our realignment plans, the timing, cost and impact of the 2020 Fit for Growth Plan, our and our clients’ shift to digital solutions and services and our anticipated financial performance. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, legal, reputational and financial risks resulting from cyberattacks, including the recent ransomware attack, the impact of and effectiveness of business continuity plans during the COVID-19 pandemic, changes in the regulatory environment, including with respect to immigration and taxes, and the other factors discussed in our most recent Annual Report on Form 10-K, as updated by our most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

About Non-GAAP Financial Measures and Performance Metrics
To supplement our financial results presented in accordance with GAAP, this press release includes references to the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: Adjusted Income From Operations, Adjusted Operating Margin, Adjusted Diluted EPS, free cash flow, net cash and constant currency revenue growth. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of our non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.

Our non-GAAP financial measures, Adjusted Operating Margin, Adjusted Income From Operations and Adjusted Diluted EPS exclude unusual items. Additionally, Adjusted Diluted EPS excludes net non-

operating foreign currency exchange gains or losses and the tax impact of all the applicable adjustments. The income tax impact of each item is calculated by applying the statutory rate and local tax regulations in the jurisdiction in which the item was incurred. Free cash flow is defined as cash flows from operating activities net of purchases of property and equipment. Net cash is defined as cash and cash equivalents and short-term investments less short-term and long-term debt. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period's reported revenues.

Management believes providing investors with an operating view consistent with how we manage the Company provides enhanced transparency into our operating results. For our internal management reporting and budgeting purposes, we use various GAAP and non-GAAP financial measures for financial and operational decision-making, to evaluate period-to-period comparisons, to determine portions of the compensation for our executive officers and for making comparisons of our operating results to those of our competitors. Therefore, it is our belief that the use of non-GAAP financial measures excluding certain costs provides a meaningful supplemental measure for investors to evaluate our financial performance. Accordingly, we believe that the presentation of our non-GAAP measures, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP financial measures versus financial measures calculated in accordance with GAAP is that non-GAAP financial measures do not reflect all of the amounts associated with our operating results as determined in accordance with GAAP and may exclude costs that are recurring such as our net non-operating foreign currency exchange gains or losses. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from our non-GAAP financial measures to allow investors to evaluate such non-GAAP financial measures.

Bookings are defined as total contract value (or TCV) of new contracts, including new contract sales as well as renewals and expansions of existing contracts. Bookings can vary significantly quarter to quarter depending in part on the timing of the signing of a small number of large contracts. Measuring bookings involves the use of estimates and judgments and there are no third-party standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenues may be impacted by, among other factors, the types of services and solutions sold, contract duration, the pace of client spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and contract modifications, including terminations, over the lifetime of a contract. The majority of our contracts are terminable by the client on short notice often without penalty, and some without notice. We do not update our bookings for material subsequent terminations or reductions related to bookings originally recorded in prior year periods or foreign currency exchange rate fluctuations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenues. However, management believes that it is a key indicator of potential future revenues and provides a useful indicator of the volume of our business over time.

Investor Relations Contact:	Media Contact:
Katie Royce	Jeff DeMarrais
Global Head of Investor Relations	VP, Corporate Communications
201-679-2739	475-223-2298
Katie.Royce@cognizant.com	Jeff.DeMarrais@cognizant.com
- tables to follow -

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$4,243	$4,248	$12,468	$12,499
Operating expenses:
Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	2,647	2,681	8,009	7,885
Selling, general and administrative expenses	804	706	2,226	2,296
Restructuring charges	51	65	177	116
Depreciation and amortization expense	138	127	407	375
Income from operations	603	669	1,649	1,827
Other income (expense), net:
Interest income	27	43	105	136
Interest expense	(6)	(7)	(21)	(20)
Foreign currency exchange gains (losses), net	(1)	(47)	(105)	(29)
Other, net	1	—	1	3
Total other income (expense), net	21	(11)	(20)	90
Income before provision for income taxes	624	658	1,629	1,917
Provision for income taxes	(276)	(160)	(552)	(469)
Income (loss) from equity method investment	—	(1)	(1)	(1)
Net income	$348	$497	$1,076	$1,447
Basic earnings per share	$0.64	$0.90	$1.98	$2.57
Diluted earnings per share	$0.64	$0.90	$1.98	$2.57
Weighted average number of common shares outstanding - Basic	542	551	543	563
Dilutive effect of shares issuable under stock-based compensation plans	1	—	—	—
Weighted average number of common shares outstanding - Diluted	543	551	543	563

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
(in millions, except par values)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$4,436	$2,645
Short-term investments	139	779
Trade accounts receivable, net	3,118	3,256
Other current assets	926	931
Total current assets	8,619	7,611
Property and equipment, net	1,313	1,309
Operating lease assets, net	1,004	926
Goodwill	4,931	3,979
Intangible assets, net	1,087	1,041
Deferred income tax assets, net	563	585
Long-term investments	441	17
Other noncurrent assets	829	736
Total assets	$18,787	$16,204
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$420	$239
Deferred revenue	285	313
Short-term debt	38	38
Operating lease liabilities	213	202
Accrued expenses and other current liabilities	2,340	2,191
Total current liabilities	3,296	2,983
Deferred revenue, noncurrent	32	23
Operating lease liabilities, noncurrent	820	745
Deferred income tax liabilities, net	310	35
Long-term debt	2,412	700
Long-term income taxes payable	428	478
Other noncurrent liabilities	349	218
Total liabilities	7,647	5,182
Stockholders’ equity:
Preferred stock, $0.10 par value, 15 shares authorized, none issued	—	—
Class A common stock, $0.01 par value, 1,000 shares authorized, 539 and 548 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	5	5
Additional paid-in capital	33	33
Retained earnings	11,142	11,022
Accumulated other comprehensive income (loss)	(40)	(38)
Total stockholders’ equity	11,140	11,022
Total liabilities and stockholders’ equity	$18,787	$16,204

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Reconciliations of Non-GAAP Financial Measures
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,		Guidance
	2020	2019	2020	2019	Full Year 2020
GAAP income from operations	$603	$669	$1,649	$1,827
Realignment charges(a)	8	65	40	116
2020 Fit for Growth Plan restructuring charges(b)	43	—	137	—
COVID-19 charges(c)	21	—	52	—
Incremental accrual related to the India Defined Contribution Obligation(d)	—	—	—	117
Adjusted Income From Operations	$675	$734	$1,878	$2,060

GAAP operating margin	14.2%	15.7%	13.2%	14.6%
Realignment charges	0.2	1.6	0.3	1.0	0.3%
2020 Fit for Growth Plan restructuring charges	1.0	—	1.1	—	0.9% - 1.0%
COVID-19 charges	0.5	—	0.5	—	0.4%
Incremental accrual related to the India Defined Contribution Obligation	—	—	—	0.9	(d)
Adjusted Operating Margin	15.9%	17.3%	15.1%	16.5%	approximately 15%

GAAP diluted earnings per share	$0.64	$0.90	$1.98	$2.57
Effect of above adjustments, pre-tax	0.13	0.12	0.42	0.41	(a), (b), (c), (d)
Non-operating foreign currency exchange (gains) losses, pre-tax(e)	—	0.09	0.19	0.06	(e)
Tax effect of above adjustments (f)	(0.06)	(0.03)	(0.10)	(0.11)	(a), (b), (c), (d), (e)
Tax on Accumulated Indian Earnings (g)	0.26	—	0.26	—	0.26
Adjusted Diluted Earnings Per Share	$0.97	$1.08	$2.75	$2.93	$3.63 - $3.67
Notes:
(a)Realignment charges include:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions)
Executive transition costs	$—	$—	$—	$22
Employee separation costs	—	33	—	60
Employee retention costs	—	18	15	18
Professional fees	8	14	25	16
Total realignment charges	$8	$65	$40	$116
Executive transition costs are costs associated with our CEO transition and the departure of our President in 2019. The total costs related to the realignment program are reported in "Restructuring charges" in our unaudited consolidated statements of operations. We do not expect to incur significant realignment charges during the remainder of 2020. Our guidance anticipates pre-tax charges in the range of $0.08 to $0.09 per diluted share for the full year 2020. The tax effect of these charges is expected to be approximately $0.02 per diluted share for the full year 2020.
(b)2020 Fit for Growth Plan restructuring charges include:

	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
	(in millions)
Employee separation costs	$38	$103
Employee retention costs	—	5
Facility exit costs and other charges	5	29
Total 2020 Fit For Growth charges	$43	$137

These charges include $1 million and $20 million for the three and nine months ended September 30, 2020, respectively, of costs incurred related to our exit from certain content-related services. The total costs related to the Fit for Growth Plan are reported in "Restructuring charges" in our unaudited consolidated statements of operations. Our guidance anticipates pre-tax charges in the range of $0.27 to $0.30 per diluted share for the full year 2020. The tax effect of these charges is expected to be in the range of $0.07 to $0.08 per diluted share for the full year 2020.
(c)During the three and nine months ended September 30, 2020, we incurred costs in response to the COVID-19 pandemic, including a one-time bonus to our employees at the designation of associate and below in both India and the Philippines, costs to enable our employees to work remotely and provide medical staff and extra cleaning services for our facilities. Most of the costs related to the pandemic are reported in "Cost of revenues" in our unaudited consolidated statements of operations. Our guidance anticipates pre-tax charges in the range of $0.11 to $0.12 per diluted share for the full year 2020. The tax effect of these charges is expected to be approximately $0.03 per diluted share for the full year 2020.
(d)During the first quarter of 2019, a ruling of the Supreme Court of India interpreting certain statutory defined contribution obligations of employees and employers (the “India Defined Contribution Obligation”) altered historical understandings of such obligations, extending them to cover additional portions of the employee’s income. As a result, the ongoing contributions of our affected employees and the Company have increased. In the first quarter of 2019, we accrued $117 million with respect to prior periods, assuming retroactive application of the Supreme Court’s ruling. There is significant uncertainty as to how the liability should be calculated as it is impacted by multiple variables, including the period of assessment, the application with respect to certain current and former employees and whether interest and penalties may be assessed. Since the ruling, a variety of trade associations and industry groups have advocated to the Indian government, highlighting the harm to the information technology sector, other industries and job growth in India that would result from a retroactive application of the ruling. It is possible that the Indian government will review the matter and there is a substantial question as to whether the Indian government will apply the Supreme Court’s ruling on a retroactive basis. As such, the ultimate amount of our obligation may be materially different from the amount accrued. The incremental accrual related to the India Defined Contribution Obligation is reported in "Selling, general and administrative expenses" in our unaudited consolidated statement of operations.
(e)Non-operating foreign currency exchange gains and losses, inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes, are reported in "Foreign currency exchange gains (losses), net" in our unaudited consolidated statements of operations. Non-operating foreign currency exchange gains and losses are subject to high variability and low visibility and therefore cannot be provided on a forward-looking basis without unreasonable efforts.
(f)Presented below are the tax impacts of each of our non-GAAP adjustments to pre-tax income:

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
	(in millions)		(in millions)
Non-GAAP income tax benefit (expense) related to:
Realignment charges	$2	$17	$10	$30
2020 Fit For Growth plan restructuring charges	11	—	36	—
COVID-19 charges	6	—	14	—
Incremental accrual related to the India Defined Contribution Obligation	—	—	—	31
Foreign currency exchange gains and losses	15	(2)	(3)	(1)
The effective tax rate related to each of our non-GAAP adjustments varies depending on the jurisdictions in which such income and expenses are generated and the statutory rates applicable in those jurisdictions.
(g)During the third quarter of 2020, after a thorough analysis of the impact of several changes in tax law on the cost of earnings repatriation and considering our strategic decision to increase our investments to accelerate growth in various international markets and expand our global delivery footprint, we reversed our indefinite reinvestment assertion on Indian earnings accumulated in prior years and recorded a $140 million Tax on Accumulated Indian Earnings. The recorded income tax expense reflects the India withholding tax on unrepatriated Indian earnings, which were $5.2 billion as of December 31, 2019, net of applicable U.S. foreign tax credits.

Reconciliations of net cash
(in millions)

	September 30, 2020	December 31, 2019
Cash and cash equivalents	$4,436	$2,645
Short-term investments(a)	139	779
Less:
Short-term debt	38	38
Long-term debt	2,412	700
Net cash	$2,125	$2,686
Notes:
(a)As of December 31, 2019, $414 million in restricted time deposits were classified as short-term investments. As of September 30, 2020, the restricted deposits in the amount of $402 million were classified as long-term investments and therefore were not included in net cash as of that date.

The above tables serve to reconcile the Non-GAAP financial measures to the most directly comparable GAAP measures. Please refer to the “About Non-GAAP Financial Measures” section of our press release for further information on the use of these Non-GAAP measures.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
Schedule of Supplemental Information
(Unaudited)
(dollars in millions)

	Three Months Ended September 30, 2020
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$1,469	34.6%	(1.5)%	(2.2)%
Healthcare	1,231	29.0%	4.8%	4.2%
Products and Resources	927	21.9%	(4.0)%	(4.6)%
Communications, Media and Technology (b)	616	14.5%	0.2%	(0.2)%
Total Revenues	$4,243		(0.1)%	(0.7)%

Revenues by Geography:
North America	$3,179	74.9%	(1.4)%	(1.4)%
United Kingdom	345	8.1%	6.2%	2.0%
Continental Europe	437	10.3%	1.6%	(2.4)%
Europe - Total	782	18.4%	3.6%	(0.5)%
Rest of World	282	6.7%	4.4%	7.1%
Total Revenues	$4,243		(0.1)%	(0.7)%

	Nine Months Ended September 30, 2020
			Year over Year
	$	% of total	% Change	Constant Currency % Change (a)
Revenues by Segment:
Financial Services	$4,316	34.6%	(1.9)%	(1.6)%
Healthcare	3,582	28.7%	3.1%	3.1%
Products and Resources	2,748	22.1%	(2.1)%	(1.5)%
Communications, Media and Technology (b)	1,822	14.6%	0.3%	0.9%
Total Revenues	$12,468		(0.2)%	0.1%

Revenues by Geography:
North America	$9,375	75.2%	(1.2)%	(1.1)%
United Kingdom	996	8.0%	2.0%	2.1%
Continental Europe	1,293	10.4%	2.5%	2.6%
Europe - Total	2,289	18.4%	2.3%	2.4%
Rest of World	804	6.4%	3.6%	8.1%
Total Revenues	$12,468		(0.2)%	0.1%

Employee Metrics:	September 30, 2020	September 30, 2019
Number of employees	283,100	289,900

Notes:
(a)Constant currency revenue growth is not a measure of financial performance prepared in accordance with GAAP. See “About Non-GAAP Financial Measures” for more information.
(b)Revenues in our Communications, Media and Technology segment were negatively impacted by $57 million, or 920 basis points of growth, for the quarter ended September 30, 2020 and $128 million, or 700 basis points of growth, for the nine months ended September 30, 2020 by our 2019 strategic decision to exit certain content-related services.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash flows from operating activities:
Net income	$348	$497	$1,076	$1,447
Adjustments for non-cash income and expenses	499	221	986	401
Changes in assets and liabilities	78	(1)	339	(287)
Net cash provided by operating activities	925	717	2,401	1,561
Cash flows from investing activities:
Purchases of property and equipment	(104)	(97)	(309)	(299)
Net sales of investments	26	583	189	2,640
Payments for business combinations, net of cash acquired	(580)	(146)	(1,069)	(378)
Net cash (used in) provided by investing activities	(658)	340	(1,189)	1,963
Cash flows from financing activities:
Repurchases of common stock	(248)	(259)	(833)	(2,084)
Repayment of term loan borrowings and finance lease and earnout obligations	(12)	(7)	(37)	(16)
Borrowings under the revolving credit facility	—	—	1,740	—
Dividends paid	(120)	(111)	(362)	(343)
Issuance of common stock under stock-based compensation plans	33	37	109	127
Net cash (used in) provided by financing activities	(347)	(340)	617	(2,316)
Effect of exchange rate changes on cash and cash equivalents	94	(34)	(38)	(26)
Increase in cash and cash equivalents	14	683	1,791	1,182
Cash and cash equivalents, beginning of period	4,422	1,660	2,645	1,161
Cash and cash equivalents, end of period	$4,436	$2,343	$4,436	$2,343

SUPPLEMENTAL CASH FLOW INFORMATION
(in millions)

	Three Months Ended
Stock Repurchases under Board of Directors' authorized stock repurchase program:	September 30, 2020	September 30, 2019
Number of shares repurchased	4.1	3.6

Remaining authorized balance	$1,536

Reconciliation of Free Cash Flow Non-GAAP Financial Measure
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$925	$717	$2,401	$1,561
Purchases of property and equipment	(104)	(97)	(309)	(299)
Free cash flow	$821	$620	$2,092	$1,262